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                                                                     EXHIBIT 4.3

                        MARCUM NATURAL GAS SERVICES, INC.

                        1998 EMPLOYEE STOCK PURCHASE PLAN


         1. PURPOSE. The Marcum Natural Gas Services, Inc. 1998 Employee Stock Purchase Plan (the "Plan") is intended to provide a means for employees of Marcum Natural Gas Services, a Delaware corporation (the "Company"), and its subsidiaries to build equity in, and to participate in the growth in value of, the Company through the purchase of shares of Common Stock of the Company, as well as to provide an incentive for the employees to contribute more significantly to the Company's long-term success. The Plan is not intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

         2. DEFINITIONS. As used in this Plan,

            (a) "Account" means an account established for a Participant pursuant to the Plan.

            (b) "Agent" means American Securities Transfer & Trust, Inc., or such other bank, trust company, broker, transfer agent or other agent or agents selected by the Board to carry out specified functions under the Plan. An affiliate of the Company may serve as the Agent.

            (c) "Board" means the Board of Directors of the Company.

            (d) "Committee" means a committee of at least three members of the Board appointed by the Board to administer the Plan.

            (e) "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

            (f) "Company" means Marcum Natural Gas Services, Inc., a Delaware corporation.

            (g) "Commencement Date" means the first business date of a Plan Period.

            (h) "Compensation" means the total cash compensation paid to a Participant by the Company or any of its Subsidiaries, including the total base wages or salary, overtime, bonuses and sales commissions.

            (i) "Employee" means any person who is employed on a full-time basis by the Company or any of its Subsidiaries.

            (j) "Market Value" means, as of any date, the closing sale price of the Common Stock as of such date as reported on the Nasdaq Stock Market or, if the Common Stock is listed, quoted or traded on any other quotation system approved by the National Association of Securities Dealers, Inc. or on a national securities exchange which constitutes the primary trading market for the Common Stock, the closing sale price of the Common Stock on such quotation system or national securities exchange as of such date; provided, however, that if no sale of Common Stock was reported on such date, the fair market value shall be equal to the closing sale price of the Common Stock on the last date on which the Common Stock was traded.



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            (k) "Participant" means an eligible Employee who elects to participate in the Plan in accordance with the provisions of the Plan.

            (l) "Pay Date" means the regular date on which the Company or any of its Subsidiaries pays Compensation to Employees.

            (m) "Plan" means the Marcum Natural Gas Services, Inc. 1998 Employee Stock Purchase Plan.

            (n) "Plan Period" means each one (1) month period during which Plan Shares are offered for purchase to Employees Pursuant to the Plan, as described in Section 5 hereof.

            (o) "Plan Shares" means the shares of Common Stock which are reserved for issuance or are issued by the Company to Participants pursuant to the Plan.

            (p) "Purchase Date" means the last business date of a Plan Period.

            (q) "Purchase Price" means, with respect to Plan Shares in any Plan Period, an amount equal to the lesser of (i) 50% of the Market Value of the Common Stock on the Purchase Date, or (ii) 50% of the Market Value of the Common Stock on the Commencement Date.

            (r) "Subsidiary" means any domestic or foreign wholly-owned subsidiary of the Company or of any wholly-owned Subsidiary and any other domestic or foreign corporation or other legal entity in which the Company owns, directly or indirectly, an equity interest and which has been designated by the Committee as an entity whose employees may participate in the Plan, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.

        3.  ADMINISTRATION.

            (a) AUTHORITY OF BOARD. The Plan shall be administered by the Board or by a Committee consisting of three or more members of the Board appointed by the Board. The Board shall have the full and exclusive authority, in its sole discretion, to administer and control the operation of the Plan, including, but not limited to, the power to interpret, construe and apply the terms and provisions of the Plan, to determine eligibility for participation under the Plan, to adjudicate all disputed claims made under the Plan, to make all other determinations necessary or advisable for the administration of the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. All findings, decisions and determinations made by the Board shall, to the fullest extent permitted by law, be final, binding and conclusive on all persons.

            (b) APPOINTMENT OF COMMITTEE AND/OR AGENT. The Board may appoint a Committee and/or an Agent and delegate to the Committee and/or the Agent all or any part of its powers and duties under the Plan, except its authority to amend or terminate the Plan or to adjust the Purchase Price, in order to facilitate the purchase and sale of Plan Shares and to provide for the day-to-day administration of the Plan.

            (c) EXPENSES. Except as provided in Section 10(d) hereof, all fees and expenses of the Plan shall be paid by the Company, including, without limitation, the fees and expenses of the Agent.


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            (d) LIABILITY OF BOARD AND COMMITTEE; INDEMNIFICATION. No member of the Board or of any Committee shall be liable for any action or determination made in good faith with respect to the Plan or any rights granted or Plan Shares issued under the Plan. In addition to such other rights of indemnification as a member of the Board may have as a member of the Board or as a member of the Committee, the Company shall indemnify the members of the Board and the members of the Committee against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in satisfaction of a judgment in any action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, a Board or Committee member shall notify the Company in writing, giving the Company an opportunity at its own expense to handle and defend the same before such Board or Committee member undertakes to handle it on his own behalf.

     4.     NUMBER OF PLAN SHARES.

            (a) PLAN SHARES. The Company shall reserve 200,000 shares of Common Stock (the "Plan Shares") for issuance to and purchase by Participants under this Plan, subject to adjustment pursuant to Section (c) below, which shall constitute the maximum number of shares of Common Stock which the Company can issue to Participants pursuant to the Plan. The Plan Shares may be shares of Common Stock now or hereafter authorized but unissued, or shares of Common Stock already authorized, issued and held in treasury by the Company.

            (b) PRO-RATION OF PURCHASE RIGHTS. If the total number of Plan Shares which are to be purchased by Participants during any Plan Period in accordance with the terms of the Plan exceed the number of Plan Shares then remaining available for issuance under the Plan, then the Board shall make a pro rata allocation of the Plan Shares remaining available in as nearly a uniform and equitable manner as practicable. In such event, the payroll deductions to be made pursuant to the Plan which would otherwise become effective on such date shall be reduced accordingly. The Company shall give written notice of such reduction to each Participant affected.

            (c) ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The Board shall make or provide for such adjustments in the Purchase Price or in the number or kind of shares of Common Stock or other securities that shall constitute Plan Shares as the Board, in its sole discretion, exercised in good faith, determines is required to reflect, and to prevent any enlargement or diminution of rights of Participants due to, any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, combination, reorganization or partial or complete liquidation, (c) issuance of rights or warrants to purchase stock, or (d) other corporate transaction or event having an effect similar to any of the foregoing.

     5. PLAN PERIODS. Plan Shares shall be offered for purchase under the Plan through a series of successive Plan Periods. Each Plan Period shall have a maximum duration of one (1) month. Unless otherwise designated by the Board, each Plan Period shall begin on the first business day of each month, the Commencement Date, and end on the last business day of that month, the Purchase Date. As promptly as practicable after each Purchase Date on which a purchase of Plan Shares occurs, the Company shall issue Plan Shares on behalf of the Participants and deliver to the Agent on their behalf one or more certificates, which may be in the name of the Agent or a trust account maintained by the Agent, representing the Plan Shares purchased by all Participants during the Plan Period.


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     6.     ELIGIBILITY AND PARTICIPATION.

            (a) ELIGIBILITY. Except as otherwise provided in the Plan, and except to the extent that the Board may establish other limitations on participation in the Plan, any Employee (including any officer) who has been an Employee of the Company or any subsidiary shall be eligible to become a Participant and to participate in the Plan.

            (b) PARTICIPATION. Participation in the Plan is voluntary and at the complete discretion of each eligible Employee. An eligible Employee may elect to participate in the Plan by completing and executing such enrollment, payroll deduction and other forms as the Company or the Agent may prescribe and delivering them to such persons and at such time prior to the commencement of the offering period as the Company or the Agent may specify.

     7.     PAYROLL DEDUCTIONS.

            (a) PERCENTAGE WITHHELD. Each Participant shall designate on the prescribed enrollment form and/or payroll deduction form the percentage of Compensation which he or she wishes to have withheld for the purchase of Plan Shares pursuant to the Plan. Such percentage shall be stated in whole percentage points and shall be not be less than one percent (1%) nor more than fifteen percent (15%) of the Participant's Compensation.

            (b) DEDUCTIONS. Payroll deductions for a Participant shall commence on the first Pay Date coinciding with or immediately following the Commencement Date of the applicable Plan Period and shall terminate on the last Pay Date immediately prior to or coinciding with the Purchase Date of the applicable Plan Period, unless sooner terminated by the Participant in accordance with the provisions of this Plan. The authorized deduction shall be made on the Pay Dates of such Plan Period by deducting from the Participant's Compensation on each such Pay Date that percentage specified by the Participant as of the commencement date of the Plan. Except for Participant's rights to reduce or discontinue deductions pursuant to the provisions of the Plan, the same percentage deduction shall be applied against the Participant's Compensation for each Pay Date during such Plan Period, whether or not the Participant's Compensation increases or decreases after the commencement date of such Plan Period.

            (c) PAYROLL DEDUCTION CHANGES. A Participant may discontinue his or her participation in the Plan as provided in Section 11 hereof, or may increase or decrease the rate of his or her payroll deductions on one (1) occasion during a Plan Period by completing and filing with the Company or the Agent new payroll deduction forms authorizing the change in payroll deduction rates and by otherwise complying with the rules and procedures prescribed by the Board or the Agent from time to time. The Board may, in its discretion, change the number of payroll deduction changes permitted during any Plan Period. The change in rate shall be effective on the first Pay Date following ten (10) business days after the Company's or the Agent's receipt of new Plan forms unless otherwise determined by the Company in its sole discretion.

            (d) SUCCESSIVE PLAN PERIODS. A Participant shall automatically participate in each successive Plan Period until the time of such Participant's withdrawal from the Plan. A Participant shall not be required to file any additional enrollment forms for any such successive Plan Period in order to continue participation in the Plan. A Participant's payroll deduction instrument shall remain in effect for successive Plan Periods unless terminated as provided in Section 11 hereof, or unless increased or decreased as provided in Section 7(c).


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     8.     PURCHASE PRICE. Unless otherwise specified by the Board with respect to a certain Plan Period prior to the commencement of such Plan Period, the Purchase Price for each Plan Share to be purchased under the Plan with respect to each Plan Period shall be equal to the lesser of (a) fifty percent (50%) of the Market Value of the Common Stock as of the Purchase Date, or (b) fifty percent (50%) of the Market Value of the Common Stock as of the Commencement Date.

     9. WITHHOLDING. The Company shall withhold, to the extent applicable, any federal, state, local or foreign taxes with respect to the purchase of Plan Shares by a Participant, including but not limited to any taxes due to the difference between the Market Value of the Plan Shares and the Purchase Price paid by the Participant.

    10.     ACCOUNTS.

            (a) PARTICIPANT ACCOUNTS. All payroll deductions for a Participant under the Plan shall be credited to his or her Account. A Participant may not make any additional payments into his or her Account.

            (b) PLAN SHARES PURCHASED. By participating in the Plan, a Participant shall be deemed to elect to purchase the maximum number of Plan Shares that can be purchased with the amount of such Participant's Account as of the Purchase Date; provided, however, the Board may establish limitations on the number of Plan Shares which may be purchased by a Participant during the Plan Period or during a calendar or fiscal year.

            (c) AGENT. Plan Shares credited to the Accounts of Participants shall be held in the names and on behalf of the Participants by the Agent.

            (d) WITHDRAWAL FROM ACCOUNT. Any Participant may elect to withdraw any or all of the Plan Shares from his or her Account at any time, whereupon such Participant shall be entitled to receive a certificate or certificates representing the number of full Plan Shares withdrawn. Participants shall not be permitted to withdraw fractional Plan Shares but, in lieu thereof, shall receive cash proportionate to the Market Value of the Plan Shares on the date such withdrawal is requested. The cost of issuing certificates shall be borne by the Company.

            (e) DIVIDENDS AND DISTRIBUTIONS. Cash dividends attributable to Plan Shares allocated to a Participant's Account shall be reinvested by the Agent in Plan Shares, which shall be added to the respective Participant's Account. Stock dividends and other securities distributions attributed to Plan Shares allocated to a Participant Account shall be held by the Agent on behalf of the Participant.

            (f) RIGHTS. All rights accruing to the Plan Shares including, without limitation, the rights set forth in Section 10(e) above, shall belong to and inure to the benefit of the Participant for whose Account such Plan Shares are held.

            (g) NO INTEREST. No interest shall accrue on the payroll deductions of a Participant in the Participant's Account.

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    11.     WITHDRAWAL; TERMINATION OF EMPLOYMENT.

            (a) WITHDRAWAL FROM PLAN. A Participant may terminate payroll deductions at any time by completing and delivering the appropriate forms with the Company or the Agent, as directed, subject to such advance notice as the Company or the Agent may require. All further payroll deductions will cease, and any payroll deductions previously collected from the Participant shall be held for the purchase of Plan Shares on the next Purchase Date immediately following such termination. The Participant may not re-commence participation in the Plan until the next succeeding Plan Period, upon completing and delivering the prescribed enrollment and payroll deduction forms to the Company or Agent.

            (b) TERMINATION OF EMPLOYMENT. If a Participant ceases to be employed by the Company or any of its Subsidiaries for any reason, including death or disability, prior to the end of a Plan Period, the Participant's right to participate in the Plan shall immediately terminate and any payroll deductions previously collected from the Participant shall be held for the purchase of Plan Shares on the next Purchase Date immediately following such termination. The Board may provide that an Employee who is on a leave of absence will be deemed to have terminated employment after a specified period.

    12. AMENDMENT OR TERMINATION OF THE PLAN. The Board may, at any time and from time to time and for any or no reason, alter, amend, modify, terminate or discontinue the Plan with respect to any Plan Shares which have not been issued pursuant to the Plan, including but not limited to making the following amendments:

            (a) Changing the Plan Periods;

            (b) Limiting the frequency and/or number of changes in the payroll deductions withheld during a Plan Period;

            (c) Permitting payroll deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's process of a properly completed withholding election;

            (d) Establishing reasonable waiting and adjustment periods and/or accounting and crediting procedures to insure that amounts applied toward the purchase of Plan Shares for each Participant properly correspond with the amounts withheld from the Participant's Compensation;

            (e) Increasing or decreasing the maximum percentage of Compensation that can be withheld for the purchase of Plan Shares under the Plan;

            (f) Increasing the maximum number of Plan Shares; and

            (g) Extending the term of the Plan;

provided, however, that no such action of the Board may impair any outstanding Accounts, Plan Shares or outstanding rights (including rights to purchase as to which payroll deductions have been made) under the Plan without the consent of the affected Participants (except as provided in Section 4(c)). Neither shareholder approval nor, except as required in the immediately preceding sentence, Participant or Employee approval shall be required for the Board to so modify or terminate the Plan.


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    13.     TRANSFERABILITY. Rights to purchase Plan Shares under the Plan shall be exercisable only by a Participant during his or her lifetime. No rights or interests of any Participant in the Plan, including any rights of a Participant to purchase Plan Shares, may be assigned, transferred, pledged or otherwise disposed of in any way (other than by a will, or through the laws of descent and distribution) by any Participant. Any such attempt at assignment, pledge, transfer or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 11 hereof.

    14. NO RIGHTS AS SHAREHOLDER. A Participant shall have no rights as a shareholder with respect to Plan Shares until such Plan Shares are issued by the Company on behalf of the Participant.

    15.     NO RIGHTS TO CONTINUED EMPLOYMENT. Nothing contained in the Plan
(or in any purchase right granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or any of its Subsidiaries or constitute any contract or agreement of employment or interfere in any way with the right to the Company or its Subsidiary to reduce such employee's compensation from the rate in existence on the Purchase Date or to terminate such employee's employment at any time, with or without cause; provided, however, that nothing contained in the Plan (or in any purchase right) shall affect any contractual rights of an employee pursuant to a written employment agreement.

    16. REGULATORY APPROVALS. The implementation of the Plan, the granting of any purchase rights under the Plan, and the issuance of Plan Shares shall be subject to the Company's compliance with all applicable requirements of the Securities Act of 1933, as amended, all applicable listing requirements of the Nasdaq Stock Market, any national securities exchange or any other securities exchange, securities market or quotation system on which the Common Stock is listed, and all other applicable requirements established by law or regulation.

    17. TERM OF PLAN. The Plan shall become effective and commence on January 1, 1998 and shall continue in effect until the earlier of December 31, 1998 or the Purchase Date on which all remaining Plan Shares have been issued, unless the term of the Plan is either extended or earlier terminated by the Board under Section 12 hereof.

    18. USE OF PROCEEDS. The cash proceeds from the payroll deductions received or withheld by the Company from the issuance of Plan Shares under the Plan may be used for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

    19. PLAN INSTRUMENTS. Instruments evidencing purchase rights, enrollment forms, payroll deduction forms and the like may contain such provisions, not inconsistent with the Plan, as the Company or Agent deems advisable.

    20. GOVERNING LAW. To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of Delaware.